Exhibit 2.1

STATE OF DELAWARE CERTIFICATE OF FORMATION OF LIMITED LIABILITY COMPANY The undersigned authorized person, desiring to form a limited liability company pursuant to the Limited Liability Company Act of the State of Delaware, hereby certifies as follows: 1. The name of the limited liability company is Fundrise Growth eREIT III, LLC. 2. The Registered Office of the limited liability company in the State of Delaware is located at 300 Delaware Ave Suite 210-A (street), in the City of Wilmington, Zip Code 19801. The name of the Registered Agent at such address upon whom process against this limited liability company may be served is United States Corporation Agents, Inc. By: /s/ Benjamin Miller Authorized Person Name: Benjamin Miller Print or Type State of Delaware Secretary of State Division of Corporations Delivered 02:20 PM 10/05/2018 FILED 02:21 PM 10/05/2018 SR 20187012384 - File Number 7088992